Exhibit 99.1

Chelsea Therapeutics Announces Preliminary Results of Interim Analysis of CH-4051 Phase II Trial in Rheumatoid Arthritis

Mid-Range Dose of CH-4051 Demonstrates Similar Comparable Efficacy and Improved Safety and Tolerability Compared to Standard Dose of Methotrexate

Data From 0.3 mg and 1.0 mg CH-4051 Arms Suggest Dose Effect

High Dose Arms Now Fully Enrolled With Topline Results Expected in Second Quarter 2012

Charlotte, NC, November 2, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced the results of an interim analysis of its ongoing, dose-ranging Phase II trial of CH-4051, an orally available non-metabolized antifolate, in patients with rheumatoid arthritis (RA) who experience an inadequate response to methotrexate (MTX) treatment.

The interim analysis included unblinded data from the lower two of three doses of CH-4051 and half of the patients enrolled into the MTX control arm in this exploratory Phase II trial. Preliminary results from the unblinded interim suggest a dose-dependent therapeutic response in which patients treated with the mid-range, or 1.0 mg daily oral dose, of CH-4051 experienced similar efficacy to patients treated with a standard 20.0 mg weekly dose of methotrexate (MTX). This response suggests that patients currently receiving triple the dose, or 3.0 mg, of CH-4051 in the ongoing study may experience greater therapeutic benefits than patients treated with MTX.

The primary efficacy analyses utilized the hybrid American College of Rheumatology score (hACR), a relatively new outcome measure that utilizes the same data used to calculate the traditional ACR response criteria but in a manner more sensitive to determining treatment effects. As a semi-continuous variable, the hACR is well suited for Phase II studies intended to establish dose effect and identify optimal doses for future study. Using both the hACR and traditional ACR 20 response rate, the interim analysis assessed a modified intent to treat (mITT) population of 40 patients randomized and treated for at least two weeks with 0.3 mg of CH-4051 daily, 42 patients treated with 1.0 mg of CH-4051 daily and 21 patients treated with 20.0 mg of MTX weekly plus folate supplement.

At the end of the 12-week treatment period, the ACR 20 response rate in this population demonstrates that patients treated with CH-4051 achieved similar therapeutic benefit to patients treated with MTX with 37% of the 0.3 mg and 53% of the 1.0 mg CH-4051 patients reporting an ACR 20 response compared to 47% of MTX-treated patients. An analysis of the data using the hACR highlights the dose response and relative clinical benefit, with patients from the 0.3 mg CH-4051 arm achieving a mean hACR score of 17 (median = 20) compared to a mean hACR score of 22 (median = 25) for the 1.0 mg CH-4051 dose group and a mean hACR score of 37 (median = 20) for the MTX treated group. The difference in mean and median hACR score for the MTX arm are believed to reflect both the comparatively fewer number of patients evaluated in this arm and the effect of a few patients demonstrating an above-average response to MTX treatment.

Interestingly, data from the follow-up visit four weeks after completing treatment suggest that patients treated with CH-4051 continued to experience dose-dependent clinical benefit with 29% of patients in the 0.3 mg cohort and 44% of patients in the 1.0 mg cohort maintaining an ACR 20 response compared to 26% of MTX treated patients.

An analysis of the safety data continued to support the improved safety and tolerability of CH-4051 compared to MTX with 62% of patients treated with MTX reporting an adverse event compared to 40% of patients treated with 0.3 mg of CH-4051 and 45% of patients treated with 1.0 mg of CH-4051. The most commonly reported adverse events were: infection, reported by 38% of patients treated with MTX compared to 18% and 19% for patients treated with 0.3 mg and 1.0 mg of CH-4051, respectively; and gastrointestinal (GI) side effects such as diarrhea, gastritis nausea or dyspepsia reported by 24% of MTX-treated patients compared to 8% and 10% for patients treated with 0.3 mg and 1.0 mg of CH-4051, respectively.

“We are encouraged that the results of our interim analysis not only continue to show the safety, tolerability and efficacy of a metabolically inert antifolate such as CH-4051 but do so in a treatment resistant population,” commented Dr. Art Hewitt, Chief Scientific Officer of Chelsea Therapeutics. “As we look toward the full study results, we are very optimistic that our two more recently activated 3.0 mg CH-4051 treatment arms will demonstrate more potent therapeutic activity while retaining the improved safety and tolerability profile compared to methotrexate. We are eagerly looking forward to full dataset from this trial, anticipated in the second quarter 2012.”

Patients in this five-arm Phase II trial are randomized to receive 0.3 mg, 1.0 mg or 3.0 mg of CH-4051 daily, 3.0 mg of CH-4051 daily in combination with a folate supplement or 20.0 mg MTX weekly with a folate supplement for 12 weeks following a two-week MTX-washout. This trial was initiated with a staggered start wherein the first patients were randomized to receive either 0.3 mg or 1.0 mg of CH-4051 daily or 20.0 mg methotrexate (MTX) weekly in combination with a folate supplement. Following an independent review of the safety data from the first 10 patients to complete treatment in both the 0.3 mg and 1.0 mg CH-4051 cohorts in May 2011, the study began randomizing patients into all five study cohorts. The study is now fully enrolled and topline results, inclusive of all dose groups, are expected in the second quarter of 2012.

As previously reported, results from Chelsea’s Phase I single and multiple ascending dose studies demonstrated that CH-4051 was well tolerated at doses up to and including 7.5 mg daily with the 5.0 mg dose being as well tolerated as placebo. No serious adverse events occurred during the Phase I study and pharmacokinetic data indicated dose proportionate increases in plasma levels of CH-4051. Furthermore, it was revealed that plasma concentrations in the study were comparable to those seen in animal pharmacology studies in which CH-4051 demonstrated superior suppression of RA than both the maximally tolerated dose of methotrexate and equivalent doses of CH-1504. Should the 3.0 mg arms of the ongoing Phase II trial perform as expected, the dose range evaluated in our Phase I trials suggests an opportunity to further evaluate significantly higher doses of CH-4051 in future studies supporting potential applications across multiple autoimmune disorders.

About CH-4051

CH-4051 is the lead drug candidate from Chelsea’s portfolio of non-metabolized antifolates. CH-4051 is derived from a family of orally available molecules with anti-

inflammatory, autoimmune and anti-tumor properties that potently inhibit dihydrofolate reductase, an enzyme required for cell proliferation. Preclinical and clinical data to date suggests superior safety and tolerability, as well as increased potency versus MTX, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. Diseases that may potentially be treated with these compounds include rheumatoid arthritis, psoriasis, Crohn’s disease, ankylosing spondylitis, uveitus, psoriatic arthritis and several different kinds of cancer.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, including the uncertainty of cost, timing and outcome of clinical trials; risk of regulatory approvals; our need to raise operating capital; our reliance on our lead drug candidates droxidopa and CH-4051; our history of losses; reliance on collaborations and licenses; intellectual property risks; competition; market acceptance for our products, if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

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Investors: Kathryn McNeil Chelsea Therapeutics 704-973-4231 mcneil@chelseatherapeutics.com	Media: Lauren Tortorete Hill & Knowlton 212-885-0348 lauren.tortorete@hillandknowlton.com